Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

[May 28, 2013]

Think the Yen Will Fall?

Think YCS

The Nation's Only Inverse (-2x) Yen ETF

Based on ETFs available on U.S. exchanges as of 4/8/2013.

This UltraShort ProShares ETF seeks a return that is -2x the return of an

ProShares
The Alternative ETF Company

ProShares UltraShort Yen (YCS)
The Nation's Only Inverse (-2x) Yen ETF

ProShares
The Alternative ETF Company

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ProShares UltraShort Yen (YCS)
The Nation's Only Inverse (-2x) Yen ETF

ProShares
The Alternative ETF Company

Based on ETFs available on U.S. exchanges as of 4/8/2013.

This UltraShort ProShares ETF seeks a return that is -2x the return of an index or other benchmark (target) ***for a single day***, as measured from one NAV calculation to the next, before fees and expenses. Due to the compounding of daily returns, ProShares' returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their holdings consistent with their strategies, as frequently as daily. **YCS is not an investment company regulated under the Investment Company Act of 1940 and is not afforded its protections. Investing in this ETF involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its daily objective. This ETF is not suitable for all investors.**

Investing involves risk, including the possible loss of principal. Short ProShares are non-diversified and should lose value when their market indexes rise—a result that is opposite from traditional ETFs—and they entail certain risks including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. There are additional risks due to debt levels in the underling countries, inflation and interest rates, investment activity, and global political and economic concerns. Certain derivative instruments will subject the fund to counterparty risk and credit risk, which could result in significant losses for the fund. Please see their summary and full prospectuses for a more complete description of risks. This fund generates a K-1 tax form.

ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125, or visit www.ProShares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the fund's sponsor.

©2013 PCM 2013-1679